Exhibit 10.1

FORM OF

AMENDMENT TO SEVERANCE

AND CHANGE IN CONTROL AGREEMENT

This Amendment to the Severance and Change in Control Agreement is made and entered into on October 6, 2015, by and between AAR CORP., a Delaware corporation (the “Company”), and                (“Employee”).

WHEREAS, the Company and Employee are parties to a Severance and Change in Control Agreement dated as of           , 20   and amendment dated as of December 18, 2008 (the “Agreement”) and now desire to further amend the Agreement to reflect a technical compliance revision and to provide for a “double-trigger” requirement for accelerated vesting of outstanding equity awards.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement, effective as of October 6, 2015, to read as follows:

1.                                      Section 7(a)(2) is amended to read as follows:

The Company shall, within 30 days following such termination of employment, pay to Employee in a lump sum, a cash payment in an amount equal to [two] [three] times Employee’s total compensation (base salary plus annual cash bonus) for either the fiscal year of the Company most recently ended prior to the date of termination, or the preceding fiscal year, whichever is the highest total compensation, subject to applicable withholding.

2.                                      Section 7(b) is amended to read as follows:

In the event that a Change in Control occurs and Employee becomes entitled to the benefits described in Section 7(a) above following termination of employment by the Company for other than Cause or Disability or by Employee for Good Reason, then notwithstanding any conditions or restrictions related to any Award granted to Employee under the AAR CORP. Stock Benefit Plan, 2013 Stock Plan or any successor plan of the Company, (i) all performance opportunity restricted stock shares eligible for award hereunder shall be immediately awarded based on the higher of target or actual performance through the effective date of a Change in Control using the latest data then available to determine goals applicable for the partial performance period, and all restrictions thereon shall be immediately released, and (ii) all outstanding option grants, stock appreciation rights, restricted stock and restricted stock units granted or awarded under the Plan which have not then become vested or exercisable or which remain restricted, shall immediately become vested or exercisable and restrictions will lapse, as the case may be, and any such options shall remain exercisable for the full remaining life of the options.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Agreement on the 6th day of October, 2015.

AAR CORP.

By:
Its:

EMPLOYEE